Exhibit 10.1

EXECUTION COPY

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 30, 2010

Among

TICKETMASTER ENTERTAINMENT LLC,

TICKETMASTER NOTECO, INC.

The Guarantors Party Hereto

And

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), entered into as of April 30, 2010, among TICKETMASTER ENTERTAINMENT LLC, a Delaware limited liability company (the “LLC Issuer”), TICKETMASTER NOTECO, INC., a Delaware corporation (the “Corp Issuer,” and, collectively with the LLC Issuer, the “Issuers”), the guarantors party hereto (the “Guarantors”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the guarantors named therein and the Trustee are parties to an Indenture, dated as of July 28, 2008, as supplemented by the First Supplemental Indenture, dated as of August 20, 2008, the Second Supplemental Indenture, dated as of April 30, 2009, the Third Supplemental Indenture, dated as of July 23, 2009, and the Fourth Supplemental Indenture, dated as of January 25, 2010 (as so supplemented, the “Indenture”), relating to the Issuers’ 10.75% Senior Notes due 2016 (the “Notes”);

WHEREAS, pursuant to that certain consent solicitation statement dated April 22, 2010 (the “Consent Solicitation Statement”), Live Nation Entertainment, Inc. (the “Parent”) solicited the consents of the holders of the Notes to certain proposed amendments;

WHEREAS, the approval of the holders of a majority of the aggregate principal amount of the Notes outstanding is sufficient to amend the terms of the Indenture as set forth herein;

WHEREAS, having received the approval of the holders of at least a majority of the aggregate principal amount of the Notes outstanding pursuant to Section 9.02 of the Indenture, the Issuers and the Trustee desire to amend the Indenture, as provided hereinafter; and

WHEREAS, the Issuers and the Guarantors have requested that the Trustee execute and deliver this Fifth Supplemental Indenture; and

WHEREAS, all things necessary have been done to make this Fifth Supplemental Indenture, when executed and delivered by the Issuers and the Guarantors, the legal, valid and binding agreement of the Issuers and the Guarantors, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Fifth Supplemental Indenture hereby agree as follows:

ARTICLE I

Section 1.1 Capitalized Terms. Capitalized terms used herein and not otherwise amended or defined herein are used as defined in the Indenture.

Section 1.2 Deletion of Certain Definitions. Each of the following definitions set forth in Section 1.01 of the Indenture is hereby deleted in its entirety and all references in the Indenture to such definitions shall also be deleted in their entirety:

•	Domestic Cash Amount;

•	Foreign Cash Amount;

•	Permitted Holder;

•	Specified Affiliate Payments; and

•	Spin Off.

Section 1.3 Addition of Certain Definitions. Each of the following definitions is hereby added in its entirety to the Indenture:

•	“Acquisition” means the acquisition of Ticketmaster Entertainment, Inc. by Live Nation Entertainment, Inc.;

•

“Designated Preferred Stock” means Preferred Equity Interests of the Issuer (other than Disqualified Stock), that is issued for cash (other than to any of the Issuer’s Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a);

•

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or compulsion of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in this Indenture);

•	“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(b) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(c) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

•	“New Notes” means Live Nation Entertainment, Inc.’s 8 1/8% Senior Notes due 2018.

Section 1.4 Amendment of Certain Definitions. Each of the following definitions set forth in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

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“Acquired Debt” means, with respect to any specified person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person or is a Subsidiary of such other Person at the time of such merger or acquisition, or Indebtedness incurred by such Person in connection with the acquisition of assets;

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“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a merger or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with Section 4.09 and other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law) (collectively, for purposes of this definition, a “transfer”)), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries (other than sales of inventory and other transfers in the ordinary course of business). For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents;

(b) transfers of assets of the Issuer (including Equity Interests) that are governed by, and made in accordance with, the first paragraph of Section 5.01;

(c) Permitted Investments and Restricted Payments not prohibited under Section 4.07;

(d) the creation of or realization on any Lien not prohibited under this Indenture;

(e) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(f) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, or abandonment thereof, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

(g) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or series of related transactions does not exceed $10.0 million;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the sale, transfer or other disposition of Hedging Obligations incurred in accordance with this Indenture;

(j) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(k) the sale of any property in a sale-leaseback transaction within six months of the acquisition of such property; and

(l) (i) any loss or destruction of or damage to any property or asset or receipt of insurance proceeds in connection therewith or (ii) any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing;

•	“Change of Control” means the occurrence of one or more of the following events:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date of this Indenture) of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Issuer then entitled to vote in the election of the Board of Directors of the Issuer generally; or

(b) there shall be consummated any share exchange, consolidation or merger of the Issuer pursuant to which the Issuer’s Equity Interests entitled to vote in the election of the Board of Directors of the Issuer generally would be converted into cash, securities or other property, or the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Issuer in which the holders of the Issuer’s Equity Interests entitled to vote in the election of the Board of Directors of the Issuer generally immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Equity Interests of the continuing or surviving entity entitled to vote in the election of the Board of Directors of such person generally immediately after the share exchange, consolidation or merger.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly-owned subsidiary (the “Sub Entity”) of a holding company and (2) holders of securities that represented 100% of the voting power of the Equity Interests of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction), other than holders receiving solely cash in lieu of fractional shares, own directly or indirectly at least a majority of the voting power of the Equity Interests of such holding company (and no person or group owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company); provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity;

•

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (i) plus, to the extent deducted in computing Consolidated Net Income:

(a) provision for taxes based on income, profits or capital;

(b) Consolidated Interest Expense;

(c) Consolidated Non-Cash Charges of such Person for such period;

(d) any extraordinary, non-recurring or unusual losses or expenses, including, without limitation, (i) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented during such period, (ii) severance or relocation costs or expenses and fees and restructuring costs of such Person during such period, (iii) costs and expenses incurred after the date of Issue Date related to employment of terminated employees incurred by such Person during such period, (iv) costs or charges (other than Consolidated Non-Cash Charges) incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Indenture, including a refinancing thereof, and including any such costs and charges incurred in connection with the Transactions (in each case whether or not successful), and (v) losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities, in each case to the extent deducted in computing such Consolidated Net Income and without regard to any limitations of Item 10(e) of Regulation S-K;

(e) any losses in respect of post-retirement benefits of such Person, as a result of the application of Financial Accounting Standards Board Statement No. 106, to the extent that such losses were deducted in computing such Consolidated Net Income; and

(f) any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;

(ii) minus, to the extent not excluded from the calculation of Consolidated Net Income (x) non-cash gain or income of such Person for such period (except to the extent representing an accrual for future cash receipts or a reversal of a reserve that, when established, was not eligible to be a Consolidated Non-Cash Charge) and (y) any extraordinary, non-recurring or unusual gains or income and without regard to any limitations of Item 10(e) of Regulation S-K;

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“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated Cash Flow of such Person during the most recently ended four full fiscal quarters (the “Measurement Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Measurement Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business to finance seasonal fluctuations in working capital needs pursuant to working capital facilities, occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Measurement Period; and

(2) (x) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Measurement Period) and (y) operational changes that the Issuer or any of its Restricted Subsidiaries have both determined to make and have made, in each case occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) or operational change occurred on the first day of the Measurement Period, in each case giving effect to any Pro Forma Cost Savings.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Issuer as set forth in an Officers’ Certificate delivered to the Trustee. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

•	“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the amount of all dividend payments on any series of Disqualified Stock of such Person or Preferred Equity Interest of such Person’s

Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such; minus

(3) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income;

•

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person for such period, whether paid or accrued, including amortization of original issue discount and its Restricted Subsidiaries, noncash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP, but excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives in accordance with the Financial Accounting Standards Board Accounting Standards Codification as a result of the terms of the Indebtedness to which such consolidated interest expense applies; provided, further, that with respect to the calculation of the consolidated interest expense of the Issuer, the interest expense of Unrestricted Subsidiaries and any Person that is not a Subsidiary shall be excluded;

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“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, and without reduction for any dividends on Preferred Equity Interests; provided, however, that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, in the case of a gain, or to the extent of any contributions or other payments by the referent Person, in the case of a loss;

(b) the Net Income of any Person that is a Subsidiary that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

(c) solely for purposes of Section 4.07, the Net Income of any Subsidiary of such person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Subsidiary to such Person in respect of such period, to the extent not already included therein;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) any after-tax effect of income (loss) (x) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (y) from sales or dispositions of assets (other than in the ordinary course of business), or (z) that is extraordinary, non-recurring or unusual (without regard to any limitations of Item 10(e) of Regulation S-K), in each case, shall be excluded;

(f) any non-cash compensation expense recorded from grants and periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(g) any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(h) any fees, expenses and other charges in connection with the Transactions or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument shall be excluded; and

(i) gains and losses resulting solely from fluctuations in foreign currencies shall be excluded;

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“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent, other non-cash expenses and write-offs and write-downs of assets (including non-cash charges, losses or expenses attributable to the movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 or in connection with the early extinguishment of Hedging Obligations) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives in accordance with the Financial Accounting Standards Board Accounting Standards Codification as a result of the terms of any agreement or instrument to which such Consolidated Non-Cash Charges relate;

•	“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived;

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“Credit Agreement” means the credit agreement dated the Issue Date, by and among the Live Nation Entertainment, Inc., as borrower, certain Foreign Subsidiaries, as foreign borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and Goldman Sachs Credit Partners, L.P. and Deutsche Bank Trust Company Americas, as co-syndication agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) as such agreement or facility may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility;

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“Credit Facilities” means one or more credit agreements or debt facilities to which Live Nation Entertainment, Inc. and/or one or more of its Restricted Subsidiaries is party from time to time (including without limitation the Credit Agreement), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility;

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“Existing Indebtedness” means any Indebtedness (other than the Notes and the Guarantees) of the Issuer and its Subsidiaries in existence on the Issue Date after giving effect to the consummation of the Transactions;

•	“Issue Date” means May 6, 2010;

•	“Permitted Investments” means:

(a) Investments in the Issuer or in a Restricted Subsidiary;

(b) Investments in Cash Equivalents, Marketable Securities and Investment Grade Securities;

(c) any guarantee of obligations of the Issuer or a Restricted Subsidiary permitted by Section 4.09;

(d) Investments by the Issuer or any of its Subsidiaries in a Person if, as a result of such Investment: (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

(e) Investments received in settlement of debts and owing to the Issuer or any of its Restricted Subsidiaries, in satisfaction of judgments, in a foreclosure of a Lien, or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(f) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted under this Indenture;

(g) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 or for an asset disposition that does not constitute an Asset Sale;

(h) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(i) other Investments in an amount not to exceed the greater of $100.0 million and 2.0% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding for all Investments made after the Issue Date; provided, however, that if any Investment pursuant to this clause (i) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Restricted Subsidiary;

(j) any Investment solely in exchange for, or made with the proceeds of, the issuance of the Issuer’s Qualified Capital Stock;

(k) any Investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under this Indenture;

(l) any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made;

(m) any Investment in any joint venture engaged in a Permitted Business, including without limitation by contribution of assets of any Restricted Subsidiary, not to exceed $75.0 million outstanding at any time for Investments made after the Issue Date (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) any Investment acquired after the Issue Date as a result of the acquisition by the Issuer or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Indenture after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o) any Investment consisting of deposits, prepayment and other credits to artists, suppliers or landlords made in the ordinary course of business;

(p) guaranties made in the ordinary course of business of obligations owed to artists, landlords, suppliers, customers, and licensees of the Issuer or any of its Subsidiaries;

(q) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

(r) any Investment consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(s) any Investment consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

•	“Permitted Liens” means:

(a) Liens securing the Notes and Liens securing any Guarantee;

(b) Liens securing (x) Indebtedness under any Credit Facility (and related Hedging Obligations and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by this Indenture) permitted by clauses (2) and (11) of Section 4.09(b) and (y) other Indebtedness permitted under Section 4.09; provided that in the case of any such Indebtedness described in this subclause (y), such Indebtedness, when aggregated with the amount of Indebtedness of the Issuer and the Guarantors which is secured by a Lien, does not cause the Consolidated Secured Indebtedness Leverage Ratio to exceed 2.75 to 1.0 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred;

(c) Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under Section 4.09 and (ii) cash management obligations not otherwise prohibited by this Indenture;

(d) Liens securing Purchase Money Indebtedness permitted under clause (6) of Section 4.09(b); provided that such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than the assets so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

(e) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not apply to any assets other than the assets of the Person acquired in such merger or consolidation;

(f) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of

“Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(g) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Issuer or any of its Restricted Subsidiaries other than the property so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

(h) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(i) Liens existing on the Issue Date;

(j) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(k) Liens securing Indebtedness permitted under clause (10) of Section 4.09(b); provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

(l) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(m) easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(n) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer or its Restricted Subsidiaries;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(p) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(q) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(r) Liens not provided for in clauses (a) through (q) above so long as the Notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis;

(s) Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with clause (15) of Section 4.09(b);

(t) Liens in favor of the Issuer or any Guarantor;

(u) Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(v) extensions, renewals or refundings of any Liens referred to in clause (e), (g) or (i) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced;

(w) other Liens securing Indebtedness that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at anyone time outstanding not to exceed $75.0 million;

(x) Liens incurred to secure any treasury management arrangement; and

(y) Liens on Equity Interests of Unrestricted Subsidiaries;

•	“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses and related adjustments that:

(i) were directly attributable to an acquisition, merger, consolidation, disposition or operational change that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act;

(ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation, disposition or operational change or by any related business of the Issuer or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated within 12 months after the date of the acquisition, merger, consolidation, disposition or operational change and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of any such business; or

(iii) relate to (x) either Ticketmaster Entertainment or Live Nation in connection with the Acquisition or (y) the business that is the subject of any such acquisition, merger, consolidation or disposition or any related business of the Issuer or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated and that are probable in the reasonable judgment of the Issuer based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition, in each case regardless of whether such reductions and related adjustments could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy related thereto, as if all such reductions and related adjustments had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an Officers’ Certificate delivered to the Trustee from a responsible financial or accounting officer of the Issuer that outlines the actions taken or to be taken, the net cost savings or operating improvements achieved or expected to be achieved from such actions and that, in the case of clause (iii) above, such savings have been determined by the Issuer to be reasonably probable;

•	“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary, other than Unrestricted Subsidiaries;

•

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any Person that is a consolidated subsidiary of the Issuer under GAAP and designated as a Subsidiary in a certificate to the Trustee by a responsible financial or accounting officer of the Issuer;

•

“Transactions” means the Acquisition, the transactions described in the offering memorandum for the New Notes under the caption “Summary—Related transactions,” the issuance of the New Notes on the Issue Date, the initial borrowings under the Credit Agreement and the other transactions undertaken in connection with the foregoing as to the extent not inconsistent with the offering memorandum for the New Notes or the pro forma financial statements contained or incorporated by reference in the offering memorandum for the New Notes; and

•

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (A) Echomusic, LLC; (B) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of the Issuer’s Board of Directors in accordance with the instructions set forth below; and (C) any Subsidiary of an Unrestricted Subsidiary.

The Issuer’s Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries; (ii) is recourse to the Issuer or any of its Restricted Subsidiaries; or (iii) subjects any property or asset of the Issuer or any of its Restricted Subsidiaries to satisfaction thereof;

(b) except as otherwise permitted by this Indenture (including by Section 4.11), neither the Issuer nor any other Subsidiary (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or understanding with such Subsidiary, written or oral, other than on terms no less favorable to the Issuer or such other Subsidiary than those that might be obtained at the time from Persons who are not the Issuer’s Affiliates; and

(c) neither the Issuer nor any other Subsidiary (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock of such Subsidiary or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

If at any time after the Issue Date the Issuer designate an additional Subsidiary as an Unrestricted Subsidiary, the Issuer will be deemed to have made a Restricted Investment in an amount equal to the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors evidenced by a resolution of the Issuer’s Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee no later than ten business days following a request from the Trustee) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

Section 1.5 Deletion of Section 4.18. Section 4.18 (Payments for Consents) is hereby deleted in its entirety and replaced with “Intentionally Omitted” and all references in the Indenture to such section shall also be deleted in its entirety.

Section 1.6 Amendment of Section 4.03(b). Section 4.03(b) (Reports) of the Indenture is hereby deleted in its entirety and replaced with the following:

(b) The Issuer will file the information described in Section 4.03(a) with the Commission to the extent that the Commission is accepting such filings. In addition, for so long as any Notes remain outstanding during any period when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, following the first full fiscal quarter after the date of the indenture of the New Notes, so long as any Notes are outstanding the Issuer will use commercially reasonable efforts to (i) within 15 business days after furnishing the reports required by the previous sentence above, hold a conference call to discuss such reports, and (ii) issue a press release prior to the date of such conference call, announcing the time and date and either including information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer to obtain such information; provided, that the Issuer may satisfy the requirements of clauses (i) and (ii) of this Section 4.03(b) by issuing its regular quarterly earnings release and conducting its regular investor conference calls.

Section 1.7 Amendment of Section 4.07. Section 4.07 (Limitation on Restricted Payments) is hereby deleted in its entirety and replaced with the following:

(a) Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly:

(i) pay any dividend or make any distribution on account of any Equity Interests of the Issuer other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer;

(ii) purchase, redeem or otherwise acquire or retire for value any of the Issuer’s Equity Interests or any Subordinated Indebtedness, other than (i) Subordinated Indebtedness within one year of the stated maturity date thereof and (ii) any such Equity Interests or Subordinated Indebtedness owned by the Issuer or by any Restricted Subsidiary;

(iii) pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(A) to the Issuer or any Restricted Subsidiary; or

(B) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

(iv) make any Restricted Investment (all such prohibited payments and other actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Issuer is able to incur at least $1.00 of additional Indebtedness in compliance with Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, is less than the sum of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the quarter commencing after the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus

(B) an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the Fair Market Value of any property or assets received by the Issuer from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer (other than Equity Interests sold to any of the Issuer’s Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Issuer or a Subsidiary) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange into Qualified Capital Stock (less the amount of any cash, or the Fair Market Value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

(C) if any Unrestricted Subsidiary is designated by the Issuer as a Restricted Subsidiary, an amount equal to the Fair Market Value of the net Investment by the Issuer or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Issuer or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3) less amounts received by the Issuer or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

(D) 100% of any cash dividends and other cash distributions and the Fair Market Value of property or assets other than cash received by the Issuer and the Issuer’s Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in Consolidated Cash Flow and 100% of the net proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of any Unrestricted Subsidiary; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Issuer or any Restricted Subsidiary in any such Unrestricted

Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3); plus

(E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of the Issuer and the Issuer’s Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to the Issuer or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment; plus

(F) $100.0 million.

(b) The foregoing provisions will not prohibit the following (provided that with respect to clauses (9) and (10) below, no Default or Event of Default shall have occurred and be continuing):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions hereof;

(2) the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of the Issuer in exchange for, or out of the net proceeds of the issue or sale within 60 days of, Equity Interests (other than Disqualified Stock) of the Issuer (other than Equity Interests (other than Disqualified Stock) issued or sold to any Subsidiary) or (y) Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale within 60 days of, Qualified Capital Stock, (b) in exchange for, or out of the proceeds of the incurrence within 60 days of, Refinancing Indebtedness permitted to be incurred under clause (10) of Section 4.09 or other Indebtedness permitted to be incurred under Section 4.09 or (c) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case, to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with Sections 3.08 and 4.15 and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(3) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with Section 4.09;

(4) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(5) Restricted Payments from the net proceeds of the New Notes and the initial borrowings under the Credit Agreement as described in the offering memorandum for the New Notes;

(6) the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any future, present or former employee, director or consultant of the Issuer, or any Subsidiary of the Issuer (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate amounts paid under this clause (6) do not exceed $10.0 million in any calendar year;

(7) payments or distributions by the Issuer or any of its Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger or acquisition consummated on or after the Issue Date and not prohibited by this Indenture;

(8) purchases, redemptions or acquisitions of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(9) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (a) the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(10) other Restricted Payments in an amount not to exceed $150.0 million.

(c) Restricted Payments made pursuant to Section 4.07(a) and clause (1) of Section 4.07(b) and, to the extent made with the proceeds of the issuance of Qualified Capital Stock, Investments made pursuant to clause (j) of the definition of “Permitted Investments,” shall be included as Restricted Payments in any computation made pursuant to clause (3) of the second paragraph of Section 4.07(a). Restricted Payments made pursuant to clauses (2) through (10) of Section 4.07(b) shall not be included as Restricted Payments in any computation made pursuant to clause (3) of Section 4.07(a).

If the Issuer or any Restricted Subsidiary makes a Restricted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (3) of Section 4.07(a) or under any other provision of this Section 4.07, (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

Section 1.8 Amendment of Section 4.08(c). Section 4.08(c) (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) of the Indenture is hereby deleted in its entirety and replaced with the following:

(c) transfer any of the Issuer’s properties or assets to the Issuer or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness and existing agreements as in effect on the Issue Date;

(ii) applicable law or regulation;

(iii) any instrument governing Acquired Debt any other agreement or instrument of an acquired person or any of its Subsidiaries as in effect at the time of acquisition (except to the extent such Indebtedness or other agreement or instrument was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, or any of its Subsidiaries;

(iv) by reason of customary nonassignment provisions in leases entered into in the ordinary course of business;

(v) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi) this Indenture and the Notes or by the Issuer’s other Indebtedness ranking pari passu with the Notes; provided that except as set forth in clause (vii) below such restrictions are no more restrictive taken as a whole than those imposed by this Indenture and the Notes;

(vii) any Credit Facility; provided that the restrictions therein are not (x) materially more restrictive than the agreements governing such Indebtedness as in effect on Issue Date or (y) will not affect the Issuer’s ability to make principal or interest payments on the Notes (as determined by the Issuer in good faith);

(viii) customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(ix) any agreement for the sale or other disposition of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(x) provisions limiting the disposition or distribution of assets or property (including cash) in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), and customary provisions in joint venture agreements and other similar agreements applicable to the Equity Interests or Indebtedness of such joint venture, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) Permitted Liens;

(xii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary’s Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of this Indenture;

(xiii) secured Indebtedness otherwise permitted to be incurred by this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(xiv) Purchase Money Indebtedness that imposes restrictions of the type described in clause (c) above on the property so acquired;

(xv) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the Issuer’s good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xvi) Indebtedness or other agreements including, without limitation, agreements described in clause (x) of this paragraph, of any non-Guarantor Subsidiary which imposes restrictions solely on such non-Guarantor Subsidiary and its Subsidiaries; or

(xvii) any restriction on cash or other deposits or net worth imposed by customers, licensors or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

Section 1.9 Amendment of Section 4.09. Section 4.09 (Limitation on Incurrence of Indebtedness) of the Indenture is hereby deleted in its entirety and replaced with the following:

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any of its Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Guarantor may issue Preferred Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests and the application of the net proceeds thereof on a pro forma basis, the Issuer’s Consolidated Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, provided that Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or issue any Preferred Equity Interests pursuant to this clause (a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $50.0 million of Indebtedness or Preferred Equity Interests of Restricted Subsidiaries of the Issuer that are not Guarantors would be outstanding pursuant to this clause (a).

(b) The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

(1) Indebtedness represented by the Notes and the Guarantees in an aggregate principal amount not to exceed $300.0 million and Indebtedness represented by the New Notes and the related guarantees in an aggregate principal amount not to exceed $250.0 million;

(2) Indebtedness of the Issuer or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any time outstanding not to exceed the excess of (x) $1,400.0 million over (y) the aggregate principal amount of Indebtedness under the Credit Facilities permanently repaid pursuant to clause (1) of the second paragraph of Section 4.10;

(3) (x) Indebtedness among the Issuer and the Restricted Subsidiaries; provided that any such Indebtedness owed by the Issuer or a Guarantor to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the prior payment in full when due of the Notes or the Guarantees, as applicable, and (y) Preferred Equity Interests of a Restricted Subsidiary held by the Issuer or a Restricted Subsidiary; provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by the Issuer or a Guarantor;

(4) Acquired Debt of a Person incurred prior to the date upon which such Person was acquired by the Issuer or any Restricted Subsidiary (and not created in contemplation of such acquisition); provided that (x) the aggregate principal amount of Acquired Debt pursuant to this clause (4)(x) (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (4)(x)) shall not exceed $100.0 million outstanding at any time or (y) after giving effect to the incurrence of such Acquired Debt on a pro forma basis, the Issuer’s Consolidated Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0;

(5) Existing Indebtedness;

(6) Indebtedness consisting of Purchase Money Indebtedness in an aggregate amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (6)) not to exceed $100.0 million outstanding at any time;

(7) Hedging Obligations of the Issuer or any of the Restricted Subsidiaries covering Indebtedness of the Issuer or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure of the Issuer and the Restricted Subsidiaries and not for speculative purposes;

(8) Foreign Currency Obligations of the Issuer or any of the Restricted Subsidiaries entered into to manage exposure of the Issuer and the Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(10) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part, Indebtedness referred to in paragraph (a) of this Section 4.09 or in clause (1), (4), (5) or (6) or this clause (10) of this Section 4.09(b) (“Refinancing Indebtedness”); provided, however, that:

(A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B) the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the earlier of (i) 91 days after the final maturity date of the Notes and (ii) the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;

(C) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees, if at all, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(D) if the Indebtedness to be exchanged refinanced, renewed, replaced, substituted or refunded was the obligation of the Issuer or Guarantor, such Indebtedness shall not be incurred by any of the Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so refinanced;

(11) additional Indebtedness of the Issuer and any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $100.0 million at anyone time outstanding (which may, but need not, be incurred under the Credit Facilities);

(12) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09 and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

(14) the incurrence by the Issuer or its Subsidiaries of guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (14) shall not exceed $100.0 million outstanding at any time;

(15) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed 5% of Consolidated Total Assets that are attributable to Restricted Subsidiaries that are Foreign Subsidiaries;

(16) overdrafts paid within 10 Business Days;

(17) customary purchase price adjustments and indemnifications in connection with acquisition or disposition of stock or assets;

(18) guarantees to suppliers, licensors, artists or franchisees (other than guarantees of Indebtedness) in the ordinary course of business;

(19) Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(20) Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding; and

(21) the proceeds of which are applied to defease or discharge the Notes pursuant to the provisions Section of Article 8.

(c) For purposes of determining compliance with this Section 4.09, (1) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this Section 4.09 shall be disregarded, and (2) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (b)(1) through (21) above or is permitted to be incurred pursuant to Section 4.09(a) and also meets the criteria of one or more of the categories described in clauses (1) through (21) of Section 4.09(b), the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness outstanding under the Credit Agreement on the Issue Date (and any Indebtedness secured by a Lien that refinances such Indebtedness) shall be deemed to be outstanding under paragraph (b)(2) above and may not be reclassified.

(d) Accrual of interest or dividends on Preferred Equity Interests, the accretion of original issue discount and the payment of interest or dividends on Preferred Equity Interests in the form of additional Indebtedness or Preferred Equity Interests of the same class shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. Any increase in the amount of Indebtedness solely by reason of currency fluctuations shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09.

(e) The amount of indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the specified Person, the lesser of (A) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated by the Issuer based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 1.10 Amendment of Section 4.10. Section 4.10 (Limitation on Asset Sales) of the Indenture is hereby deleted in its entirety and replaced with the following:

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale (such Fair Market Value to be determined by (i) an executive officer of the Issuer or such

Subsidiary if the value is less than $50.0 million or (ii) in all other cases by a resolution of the Issuer’s Board of Directors (or of a committee appointed thereby for such purposes)); and

(2) at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations or securities received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by the Issuer or any Restricted Subsidiary in a Permitted Business.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom to:

(1) repay Indebtedness under any Credit Facility, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; or

(2) (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the preceding paragraph within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365 day period shall constitute “Excess Proceeds” and shall be applied to an offer to purchase Notes and other senior Indebtedness of the Issuer if and when required under Section 3.08. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving indebtedness under a Credit Facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited under this Indenture.

Section 1.11 Amendment of Section 4.11. Section 4.11 (Limitation on Transactions with Affiliates) of the Indenture is hereby deleted in its entirety and replaced with the following:

The Issuer shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Issuer’s or any Restricted Subsidiary’s properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; provided that such transaction shall be deemed to be at least as favorable as the terms that could have been obtained in a comparable transaction with an unrelated Person if such transaction is approved by the members of (x) the Board of Directors or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or NASDAQ; and

(b) if such Affiliate Transaction involves aggregate payments in excess of $50.0 million, such Affiliate Transaction has either (i) been approved by a resolution of the members of (x) the Board of Directors of the Issuer or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or NASDAQ or (ii) if there are no disinterested directors on the Board of Directors of the Issuer, the Issuer or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view;

provided, however, that the following shall, in each case, not be deemed Affiliate Transactions:

(i) the entry into employment agreements and the adoption of compensation or benefit plans for the benefit of, or payment of compensation to, directors and management of the Issuer and its Subsidiaries (including, without limitation, salaries, fees, bonuses, equity and incentive arrangements and payments);

(ii) indemnification or similar arrangements for officers, directors, employees or agents of the Issuer or any of the Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(iii) transactions between or among the Issuer and the Restricted Subsidiaries;

(iv) Restricted Payments not prohibited by Section 4.07 and Permitted Investments;

(v) any transactions between the Issuer or any of the Restricted Subsidiaries and any Affiliate of the Issuer the Equity Interests of which Affiliate are owned solely by the Issuer or one of the Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of the Issuer or Restricted Subsidiaries, on the other hand;

(vi) any agreements or arrangements in effect on the Issue Date and described in the offering memorandum for the New Notes and any modifications, extensions or renewals thereof that are no less favorable to the Issuer or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the Issue Date;

(vii) so long as they comply with clause (a) above, transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of good or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indentures;

(viii) the Transactions;

(ix) transactions with Persons who are Affiliates of the Issuer solely as a result of the Issuer’s or a Restricted Subsidiary’s Investment in such Person;

(x) sales of Equity Interests to Affiliates of the Issuer or its Restricted Subsidiaries not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(xi) transactions with an Affiliate where the only consideration paid is Equity Interests of the Issuer other than Disqualified Stock;

(xii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of this covenant;

(xiii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business; and

(xiv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer; provided, however, that such director abstains from voting as a director on any matter involving such other Person.

Section 1.12 Amendment of Section 4.13. Section 4.13 (Additional Subsidiary Guarantees) of the Indenture is hereby deleted in its entirety and replaced with the following:

If (a) any of the Issuer’s Domestic Subsidiaries that is not a Guarantor guarantees or becomes otherwise obligated under a Credit Facility incurred under clause (2) of Section 4.09(b) or Section 4.09(a) (other than under the second proviso thereto), then in each case such guarantor or obligor shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 1.13 Amendment of Section 4.19(d). Section 4.19(d) (Suspension of Covenants) of the Indenture is hereby deleted in its entirety and replaced with the following:

(d) On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of Section 4.07(a), calculations under such section shall be made as though such section had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (2) through (10) under Section 4.07(b) will reduce the amount available to be made as Restricted Payments under clause (3) of such Section 4.07(a), provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of Section 3.08, on the Reversion Date, the unutilized amount of Net Proceeds will be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder; provided that (1) the Issuer and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

Section 1.14 Amendment of Section 5.01. Section 5.01 (Merger, Consolidation or Sale of Assets) of the Indenture is hereby deleted in its entirety and replaced with the following:

The Issuer shall not consolidate or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(a) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that if the surviving Person is a limited liability company or limited partnership, such entity shall also form a co-issuer that is a corporation;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Issuer’s obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee under the Notes and this Indenture;

(c) immediately after such transaction, no Default or Event of Default exists; and

(d) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (i) will have a Consolidated Fixed Charge Coverage Ratio immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Issuer’s Consolidated Fixed Charge Coverage Ratio immediately preceding the transaction or (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a).

Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or another Restricted Subsidiary, and (ii) the Issuer may complete the Transactions.

Notwithstanding the foregoing clauses(c) and (d), this Article 5 will not apply to a merger of the Issuer with a Restricted Subsidiary solely for the purpose of reorganizing the Issuer in another jurisdiction of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiary is not increased thereby.

Section 1.15 Amendment of Section 6.01. Section 6.01 (Events of Default) of the Indenture is hereby deleted in its entirety and replaced with the following:

Each of the following constitutes an “Event of Default”:

(a) default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply for 30 days after notice with any obligations under the provisions described under Sections 3.08, 4.10 and 4.15 (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer);

(d) subject to the last paragraph of Section 6.02, default under any other provision of this Indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer and any of the Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $50.0 million or more;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains undischarged after such 30 day period, aggregates $50.0 million or more;

(g) failure by the Issuer and any of the Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $50.0 million or more, which judgments are not stayed within 60 days after their entry;

(h) any Guarantee of a Significant Subsidiary shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee;

(i) the Issuer or any Significant Subsidiary of the Issuer pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; and

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary of the Issuer in an involuntary case; (ii) appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or for all or substantially all of the property of the Issuer or any Significant Subsidiary of the Issuer; or (iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 1.16 Amendment of Section 6.02. Section 6.02 (Acceleration) of the Indenture is hereby deleted in its entirety and replaced with the following:

If any Event of Default occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes by written notice to the Issuer and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (i) or (j) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall become and shall be immediately due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

Any failure to perform, or breach under Section 4.03 shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (d) of Section 6.01 (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Prior to such 121st day, remedies against the Issuer for any such failure or breach will be limited to additional interest at a rate per year equal to 0.25% of the principal amount of such Notes from the 60th day following such notice to and including the 121st day following such notice.

Section 1.17 Amendment of Section 7.07. The last paragraph of Section 7.07 (Compensation and Indemnity) of the Indenture is hereby deleted in its entirety and replaced with the following:

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 1.18 Amendment of Section 8.04. Section 8.04 (Covenant Defeasance) of the Indenture is hereby deleted in its entirety and replaced with the following:

Upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Issuer shall be released from its obligations under the covenants contained in Sections 3.08, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 (other than existence of the Issuer (subject to Section 5.01), 4.15, 5.01 (except clauses (a) and (b)) and 10.03 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for GAAP). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(c) hereof, but, except as specified above, the remainder hereof and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, Sections 6.01(c) through 6.01(g) shall not constitute Events of Default.

Section 1.19 Amendment of Section 10.05. Section 10.05 (Releases from Guarantees) of the Indenture is hereby deleted in its entirety and replaced with the following:

If pursuant to any direct or indirect sale of assets (including, if applicable, all of the Capital Stock of any Guarantor) or other disposition by way of merger, consolidation or otherwise, the assets sold include all or substantially all of the assets of any Guarantor or all of the Capital Stock of any such Guarantor, then such Guarantor or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such a Guarantor) shall be released and relieved of its obligations under its Guarantee or Section 10.03 and Section 10.04 hereof, as the case may be; provided that in the event of an Asset Sale, the Net Proceeds from such sale or other disposition are applied in accordance with the provisions of Section 4.10 hereof. In addition, a Guarantor shall be released and relieved of its obligations under its Guarantee or Section 10.03 and Section 10.04 hereof, as the case may be if (1) such Guarantor is dissolved or liquidated in accordance with the provisions hereof; (2) the Issuer designates any such Guarantor as an Unrestricted Subsidiary in compliance with the terms hereof; (3) upon the transfer of such Guarantor in a transaction that (i) qualifies as a Permitted Investment or as a Restricted Payment that is not prohibited under Section 4.07 if following such transfer such Guarantor ceases to be a direct or indirect Restricted Subsidiary of the Issuer or (ii) following such transaction, such Guarantor is a Restricted Subsidiary that is not a guarantor under any Credit Facility incurred under clause (2) of Section 4.09(b); or (4) the Issuer effectively discharges such Guarantor’s obligations or defeases the Notes in compliance with the terms of Article 8 hereof. Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions hereof, including without limitation Section 4.10 hereof, if applicable, the Trustee shall execute any documents pursuant to written direction of the Issuer in order to evidence the release of any such Guarantor from its obligations under its Guarantee. Any such Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

ARTICLE II

Section 2.1 Amendment of the Notes. Any corresponding provisions reflected in the Notes shall also be deemed amended in conformity herewith.

Section 2.2 Effectiveness of Amendments. This Fifth Supplemental Indenture shall be effective upon execution hereof by the Issuers, the Guarantors and the Trustee; provided, however, that the amendments to the Indenture set forth in Sections 1.2 through 1.19 of this Fifth Supplemental Indenture shall not take effect until the Effective Date (as defined in the Consent Solicitation Statement). If the Related Transactions (as defined in the Consent Solicitation Statement) are terminated, withdrawn or otherwise not consummated, this Fifth Supplemental Indenture shall automatically become null and void ab initio.

Section 2.3 Interpretation; Severability. After such time as the amendments set forth in this Fifth Supplemental Indenture have taken effect pursuant to Section 2.2 hereto, the Indenture shall be modified and amended in accordance with this Fifth Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Fifth Supplemental Indenture will control. The Indenture, as modified and amended by this Fifth Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Fifth Supplemental Indenture, the provisions of the Indenture, as modified by this Fifth Supplemental Indenture, shall control. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4 Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.5 Counterparts. This Fifth Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 2.6 Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

Section 2.7 Trustee. The recitals contained herein are made by the Issuers and the Guarantors, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Fifth Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

TICKETMASTER ENTERTAINMENT LLC, as Issuer

By:	/s/ Michael Rowles
	Name:	Michael Rowles
	Title:	Executive Vice President, General Counsel and Secretary

TICKETMASTER NOTECO, INC., as Issuer

By:	/s/ Michael Rowles
	Name:	Michael Rowles
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Fifth Supplemental Indenture]

FLMG HOLDINGS CORP.,

IAC PARTNER MARKETING, INC.,

MICROFLEX 2001 LLC,

TICKETMASTER ADVANCE TICKETS, L.L.C.,

TICKETMASTER CALIFORNIA GIFT CERTIFICATES L.L.C.,

TICKETMASTER CHINA VENTURES, L.L.C.,

TICKETMASTER EDCS LLC,

TICKETMASTER FLORIDA GIFT CERTIFICATES L.L.C.,

TICKETMASTER GEORGIA GIFT CERTIFICATES L.L.C.,

TICKETMASTER INDIANA HOLDINGS CORP.,

TICKETMASTER L.L.C.,

TICKETMASTER MULTIMEDIA HOLDINGS LLC,

TICKETMASTER NEW VENTURES HOLDINGS, INC.,

TICKETMASTER WEST VIRGINIA GIFT CERTIFICATES L.L.C.,

TICKETMASTER-INDIANA, L.L.C.,

TM VISTA INC.,

ECHOMUSIC, LLC,

EVENTINVENTORY.COM, INC.,

NETTICKETS.COM, INC.,

OPENSEATS, INC.,

PREMIUM INVENTORY, INC.,

SHOW ME TICKETS, LLC,

THE V.I.P. TOUR COMPANY,

TICKETSNOW.COM, INC.,

TNOW ENTERTAINMENT GROUP, INC.,

TICKETWEB, LLC, as Guarantors

By:	/s/ Michael G. Rowles
	Name:	Michael Rowles
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Fifth Supplemental Indenture]

FRONT LINE MANAGEMENT GROUP, INC.,

AZOFF PROMOTIONS LLC,

FRONT LINE BCC LLC,

ILAA, INC.,

ILA MANAGEMENT, INC.,

ENTERTAINERS ART GALLERY LLC,

MORRIS ARTISTS MANAGEMENT LLC, as Guarantors

By:	/s/ Colin Hodgson
	Name:	Colin Hodgson
	Title:	Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

FEA MERCHANDISE INC.,

SPALDING ENTERTAINMENT, LLC, as Guarantors

By:	/s/ Colin Hodgson
	Name:	Colin Hodgson
	Title:	Treasurer

[Signature Page to Fifth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Alex Briffett
	Name:	John A. (Alex) Briffett
	Title:	Authorized Signatory

[Signature Page to Fifth Supplemental Indenture]